July 2, 2020

Northern Lights Fund Trust IV

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 173 to the Registration Statement, File Nos. 333-204808 and 811-23066 (the "Registration Statement"), of Northern Lights Fund Trust IV (the "Trust").

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 173 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

BLS/MVW

EXHIBIT A

1.	Anchor Risk Managed Credit Strategies Fund
2.	Anchor Risk Managed Equity Strategies Fund

3.	Anchor Risk Managed Global Strategies Fund
4.	Anchor Risk Managed Municipal Strategies Fund
5.	FormulaFolios Hedged Growth ETF
6.	FormulaFolios Smart Growth ETF
7.	FormulaFolios Tactical Growth ETF
8.	FormulaFolios Tactical Income ETF
9.	Inspire 100 ETF
10.	Inspire Corporate Bond Impact ETF
11.	Inspire Global Hope Large Cap ETF
12.	Inspire International ESG ETF
13.	Inspire Small/Mid Cap Impact ETF
14.	Inspire Tactical Balanced ESG ETF
15.	Low Beta Tactical 500 Fund
16.	Main BuyWrite Fund
17.	Main Sector Rotation ETF
18.	Moerus Worldwide Value Fund
19.	Sage ESG Intermediate Credit ETF
20.	Sterling Capital Focus Equity ETF